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                                                                    EXHIBIT 99.4

               SOUTHERN CALIFORNIA PHYSICIANS INSURANCE EXCHANGE
                         MERGER INFORMATION CENTER Q&AS


SECTION I:  GENERAL INFORMATION ABOUT THE MERGER


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Notice, Cover Page,     1.     WHO IS THE COMPANY THAT SCPIE IS MERGING WITH?
1, 3, 15, 17, 24
                               Response: SCPIE would merge with an affiliated insurance company named SCPIE
                               Indemnity Company.  SCPIE Indemnity Company is a California stock insurance company that has conducted no business prior to the merger.

Notice, Cover Page,     2.     IS SCPIE MERGING WITH THE SAME COMPANY THAT WILL BE ISSUING STOCK IN THE
1, 3, 15, 17, 24               MERGER?

                               Response:  SCPIE is merging into an insurance company named SCPIE Indemnity
                               Company.  The stock issued in merger will be stock of SCPIE Holdings Inc., a holding company that is the parent company of SCPIE Indemnity Company.
                               SCPIE Indemnity Company is a wholly owned subsidiary of SCPIE Holdings, Inc.

1, 5, 16, 22            3.     WHY IS SCPIE DOING THE MERGER?

                               Response:  the principal purpose of the merger is to improve the company's access to the capital markets and to raise capital to permit the growth of existing business and develop new business opportunities.

4, 16                   4.     WHEN DID SCPIE DECIDE TO DO THE MERGER?

                               Response:  SCPIE first announced the merger on March 22, 1996, the day after the SCPIE Board of Governors adopted a Plan and Agreement of Merger.

5, 15                   5.     WHEN WILL THE MERGER BE COMPLETE?

                               *Response:  We currently anticipate that the merger will occur during 1996.
                               However, the effective date of the merger may be delayed, with the approval of the California Department of Insurance, to a later date.
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5, 15, 23                      **Response:  This is a complex process.  The Plan of Merger details how the company will merge into a stock insurance company.  The Plan has been unanimously approved by SCPIE's Board of Governors and the California
                               Commissioner of Insurance has approved the Plan for submission to SCPIE's members for approval.  The Plan must now be approved by a vote of SCPIE's members.  The Plan is also subject to final approval by the Department of
                               Insurance.  The merger cannot be effective until these steps are completed and certain other conditions have been satisfied.  In addition, SCPIE
                               Holdings is planning to complete an initial public offering of stock at the same time as the merger.  So once the required approvals are obtained we will probably be in the [fourth quarter of 1996] before the company would be able to implement the merger.  Even then, the effective date may be delayed if the initial public offering is delayed or if other factors outside
                               SCPIE's control cause the delay.

1, 5, 16, 22            6.     IS THIS A GOOD TIME FOR SCPIE, OR ANY COMPANY, TO GO PUBLIC?

                               Response:  The decision to reorganize, including the public offering, is not based solely on market conditions.  The Company believes that being a stock company and implementing a holding company structure will have long-term advantages for SCPIE and its policyholders.

Notice, Cover Page,     7.     WHAT HAPPENS IN THE MERGER?
1, 3, 13, 15, 17,
24, 40                         Response:  SCPIE, a reciprocal insurer, will merge into SCPIE Indemnity
                               Company, a stock insurer.  SCPIE Indemnity will continue to conduct SCPIE's insurance business, without interruption.  Eligible Members of SCPIE will receive stock in SCPIE Holdings Inc., the parent company of SCPIE Indemnity
                               Company.  The stock of SCPIE Holdings Inc. will be publicly traded and listed on the New York Stock Exchange.

Front Page, Notice,     8.     HOW WILL THE MERGER/REORGANIZATION BENEFIT ME, THE POLICYHOLDER?
Cover Page, 1, 4, 18
                               *Response:  As a member of SCPIE, you may be eligible to receive shares of
                               SCPIE Holdings stock, which will be distributed to eligible members of SCPIE in the merger.  The estimated numbers of shares you will be allocated is shown on the green record card which was included in the reorganization package.

                               **Response:  Each eligible member will receive shares of common stock of
                               SCPIE Holdings Inc. in the merger.  The allocation of shares is based on a formula which takes into account earned premiums and whether a policyholder was a member of SCPIE on March 21, 1996.
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1, 15, 26               9.     WILL THE MERGER AFFECT SCPIE'S POLICIES?

                               *Response:  The merger will not affect the benefits, values or premiums of
                               SCPIE policies.

                               **Response:  After the Merger, all policies will remain in force, according to their terms, with SCPIE Indemnity Company.  However, all membership rights in SCPIE, including the right to vote for the Board of Governors that is contained in a policy, will be extinguished. If you receive stock and you remain a shareholder of the new holding company, you will be entitled to vote for the directors of the holding company and to all other shareholder rights.

9, 28, 40, 47, 49,      10.    WILL THE MERGER HAVE ANY EFFECT ON MY PREMIUM?
50
                               Response:  Management of SCPIE does not believe that the merger will have any effect on premium rates.  Premium rates will continue to be established as they have in the past, based on actuarial factors in existence at the time rate changes are under consideration.  The Company will not continue to pay premium credit dividends on outstanding policies after the merger.
                               Thus, if you have been receiving premium credits on your premium invoice, the net amount you pay to SCPIE will increase (assuming no decrease in premium rates).  These dividends have been declared by the SCPIE Board based upon profitable experience.  There is no assurance that such premium credits will continue, or that the amount of such credits will not decrease, if the merger is not completed.  If the merger is completed, the SCPIE Holdings
                               Board does intend to pay dividends on its Common Stock.  The amount of such dividends, in the aggregate, will at least initially be less than the amount that SCPIE has paid in premium credits during the past few years.

4, 5, 14, 15, 23, 25    11.    WHAT MUST HAPPEN FOR THE MERGER TO "GO THROUGH" (BE COMPLETED)?

                               Response:  Even though the Board of Governors has unanimously approved the
                               Plan of Merger, several steps must still be taken.  The Plan must be approved by two-thirds of the eligible members of SCPIE at a special meeting of members.  The California Commissioner of Insurance must issue a final approval of the Plan of Merger.  The merger cannot be effective until these steps are completed and certain other conditions have been satisfied.  In addition, SCPIE Holdings is planning to complete an initial public offering of stock at the same time as the merger.
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4, 5, 14, 15, 25        12.    CAN THE MERGER OCCUR WITHOUT POLICYHOLDER APPROVAL?

                               *Response:  No.  The approval by SCPIE members and by the California
                               Commissioner of Insurance is required by the California insurance law.
                               Enclosed in the mailing package you received is a proxy you should use to vote on the proposed merger.

                               **Response:  The reorganization process began with the development of the
                               Plan of Merger and its adoption on March 21, 1996 by SCPIE's Board of
                               Governors.  The entire merger process, including the vote of members and the
                               California Commissioner of Insurance, is regulated under California insurance law.

1, 5, 15, 17, 22        13.    HAS THE BOARD OF GOVERNORS APPROVED THE MERGER?

                               Response:  Yes.  They have done so unanimously.

5, 24, 25               14.    HOW DOES SCPIE HAVE THE RIGHT TO MERGE?

                               Response:  California law permits the merger of reciprocal insurance companies into stock insurance companies.  The merger is taking place under
                               California law.

5, 24, 25               15.    WHAT IS THE LAW THAT GOVERNS THE MERGER/REORGANIZATION?

                               Response:  SCPIE is organized in California and is, therefore, governed by the insurance law of the State of California.
N/A                     16.    WHO IS THE COMMISSIONER OF INSURANCE IN CALIFORNIA?

                               Response:  The Commissioner of Insurance is Mr. Charles Quackenbush.

15                      17.    HOW CAN I CONTACT THE CALIFORNIA INSURANCE COMMISSIONER?

                               Response:  Instruct the Member to write to:

                               Department of Insurance
                               45 Fremont Street, 24th Floor
                               San Francisco, CA 94105
                               Attn:  James Holmes, Esq.

                               Clients may also fax Mr. Holmes at (415) 904-5729
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12, 67-68               18.    AFTER THE MERGER, WILL THE DEPARTMENT OF INSURANCE HAVE JURISDICTION OVER
                               THE COMPANY?

                               Response:  The Department of Insurance will continue to have jurisdiction over SCPIE Indemnity Company, the insurance company that SCPIE is merging with.  The Department of Insurance will not have jurisdiction over SCPIE
                               Holdings Inc., the holding company, because it is not an insurance company.

12, 67, 68              19.    DOES THE FEDERAL GOVERNMENT HAVE A ROLE IN THIS?

                               Response:  The insurance industry throughout the country is primarily regulated at the state level, therefore, the California Insurance Department regulates the merger process.  The Securities and Exchange Commission, a federal agency, is involved in regulating the issuance of stock by the holding company.

12, 31, 41, 79          20.    WHAT IS HAPPENING TO THE PREFERRED STOCK THAT SCPIE HOLDINGS INC. IS
                               AUTHORIZED TO ISSUE?

                               Response:  SCPIE Holdings Inc. will only be issuing Common Stock at the time of the merger.  Any future issuances of Preferred Stock or additional Common
                               Stock will require authorization of the SCPIE Holdings Board of Directors.

N/A                     21.    WHAT INFORMATION WILL BE SENT TO THE POLICYHOLDERS AFTER THE MERGER?

                               Response:  A certificate notifying you that SCPIE Indemnity Company has assumed the assets and liabilities of SCPIE will be sent for inclusion with your policy.  SCPIE Indemnity Company is the affiliated insurance company that SCPIE is merging with as part of the reorganization.

N/A                     22.    WHY IS SCPIE HOLDINGS INC. A DELAWARE HOLDING COMPANY?

                               Response: Management has decided to incorporate the holding company in
                               Delaware based on legal and financial considerations.

1, 15, 26               23.    WHAT HAPPENS AFTER THE MERGER?

                               Response:  SCPIE Indemnity Company, through its new holding company, will then be a publicly owned company.  Your insurance will remain in effect according to its terms.  The merger will not affect your policy's benefits or premiums.
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4                       24.    WHAT HAPPENS IF THE MERGER DOESN'T GO THROUGH?

                               Response:  If the merger does not become effective for any reason (including non-approval by the members or the California Commissioner of Insurance),
                               SCPIE will remain a reciprocal insurance company, the interests of members will remain unchanged, no stock will be issued to members, and the initial public offering will not occur.

25                      25.    WHY OR WHEN WOULD SCPIE AMEND OR WITHDRAW THE PLAN?

                               Response:  SCPIE has no plans to materially amend or withdraw the Plan.  We are unable to speculate on possible future events.

                               [If caller persists beyond this, inquiry should be referred to supervisor]

5, 20, 81, 82           26.    WHO IS ADVISING SCPIE IN THE REORGANIZATION PROCESS?

                               *Response:  SCPIE is being advised by investment advisors, legal counsel and accountants.

                               **Response:  These firms include the investment bank, Salomon Brothers Inc, the law firm of Latham & Watkins, and Ernst & Young, independent accountants.

5, 22, 25               27.    WHO IS REPRESENTING POLICYHOLDERS IN THE REORGANIZATION?

                               Response:  The interests of members are being overseen by the California
                               Commissioner of Insurance and by SCPIE's Board of Governors.  SCPIE's Board
                               of Governors has had, and continues to have, the interest of members uppermost in mind in the development, adoption and implementation of the
                               Plan of Merger.  In addition, the California Commissioner of Insurance has had the responsibility for determining that the merger complies with the
                               California insurance law and is fair, just and equitable to members.
18, 27                  28.    DO I HAVE TO GIVE ANYTHING UP IN ORDER TO RECEIVE STOCK IN THE MERGER?

                               Response:  As part of the merger, eligible members will receive stock in exchange for their membership interests in SCPIE, which includes the right to vote for the Board of Governors.  Your policy will otherwise remain in force in accordance with its terms.

18, 27                  29.    WHAT DOES THE TERM "MEMBERSHIP INTEREST" MEAN?

                               Response:  The term "membership interest" includes the right that SCPIE members have to elect the Board of Governors and to participate in the distribution of surplus in liquidation.
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18, 27                  30.    IF SCPIE DOESN'T DO THE MERGER, WILL I STILL RECEIVE MY SHARE OF THE
                               SURPLUS?

                               Response:  As long as SCPIE remains a reciprocal insurance company, policyholders would continue to retain their current membership interests.

72-73                   31.    WILL THERE BE CHANGES IN THE MANAGEMENT OF THE COMPANY IF THE MERGER GOES
                               THROUGH?

                               Response:  No.  Each of members of the Board of Governors and officers of the company will have a similar position after the merger.

18, 27                  32.    WHY AM I GETTING SHARES FOR "NOTHING"?

                               Response:  As an insured of SCPIE, which is a reciprocal insurer, each policyholder has "membership interests."  Upon the consummation of the merger, these interests are cancelled and extinguished.  In exchange, eligible members will be entitled to receive SCPIE Holdings stock and cash for fractional shares.  In effect, you would not be getting "something for nothing."  Your membership interest in SCPIE has value, which is being passed along to you under the terms of the merger.

N/A                     33.    WHY DID I RECEIVE MORE THAN ONE PROXY?

                               Response: Either
                               a.      You have more than one membership interest based upon the title of the ownership, or
                               b.      You may have had a duplicate proxy sent to you as a reminder to make certain that your interests are represented at the Special Meeting.

                               In either case, management urges you to complete, sign and return all proxies received.  In the event that more than one proxy is received, only the most recent proxy will be counted.

2, 52                   34.    WHAT EFFECT MAY THE SALE OF SHARES TO THE PUBLIC HAVE ON SCPIE'S "PHYSICIAN-
                               FRIENDLY" POLICIES?

                               Response:  The Company is committed, as part of its ongoing strategy, to maintain SCPIE's relationship with its primary policyholder base of
                               California physician and medical group insureds.  SCPIE foresees no diminution whatsoever in the level of service to its California physician and medical group policyholders.  SCPIE understands the importance of paying attention to the individual needs of its policyholders.  Management is committed to a continuation of this high level of service.
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14                      35.    ARE THE DIRECTORS AND OFFICERS OF SCPIE GETTING ANY SPECIAL COMPENSATION OUT
                               OF THIS MERGER?

                               Response:  No.

4, 13, 17, 23, 25       36.    WHAT IS THE EFFECT OF THE PROPOSED PUBLIC OFFERING OF SCPIE SHARES AFTER THE
                               MERGER?

                               Response:  The consummation of the merger is not dependent upon the public offering, although SCPIE expects that both transactions will be consummated at the same time.  The purpose of the public offering is to raise some additional capital for expansion and to create a stable trading market in the Company's Common Stock.  The current SCPIE members will hold approximately 80% of the outstanding capital stock after the merger, and those persons purchasing shares in the public offering will hold approximately 20% of the outstanding shares.

30, 79                  37.    WILL I VOTE ON ELECTING SCPIE DIRECTORS AFTER THE MERGER?

                               SCPIE will disappear as a result of the merger and you will become a stockholder of SCPIE Holdings Inc., the holding company.  As long as you remain a shareholder in SCPIE Holdings, you will continue to vote in the election of its directors.  You will have one vote for each share you hold.
                               You will not be entitled to vote for directors of SCPIE Indemnity, the surviving insurance company in the merger.
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SECTION II:  GENERAL INFORMATION ABOUT THE MERGER AGREEMENT

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1, Annex I              1.     WHAT IS THE MERGER AGREEMENT?

                               Response:  The Merger Agreement refers to SCPIE's Plan and Agreement of
                               Merger.  It is a lengthy document specifying how the merger will take place.
                               It includes information about:
                               - your eligibility to vote on the merger; and
                               - the consideration you may receive.
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N/A                     2.     HOW CAN I OBTAIN A COPY OF THE MERGER AGREEMENT?

                               Response:  Callers asking this question need to be further identified and be asked the following:
                                       -        Are you a SCPIE member?
                                       -        Did you receive the package of information about the merger that we recently sent you?

                               If caller is an Eligible Member and has received the package, direct him/her to Annex I of the proxy statement.  If they are an Eligible Member of SCPIE and are confirmed as such in the member file, but haven't received the package, forward request to _________.

                               If they are not an Eligible Member ask the caller to send a written request
                                           ---
                               to:

                               Southern California Physicians Insurance Exchange
                               P.O. Box 4015
                               Beverly Hills, CA 90213-4015
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SECTION III:  GENERAL INFORMATION ABOUT CONSIDERATION

NOTE:  Caller may be referred to the section of the proxy statement entitled
"The Merger - Consideration" for additional information.

NOTE: The policyholder (PH) screen will show a code indicating the personalized information sent to the eligible member on the green record card
(card 3) regarding the estimated whole number of shares that the eligible member could expect to receive in the merger.

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3, 4, 18-19             1.     WHAT ARE THE ELIGIBILITY REQUIREMENTS FOR RECEIVING STOCK?

                               Response:  You are eligible to receive stock if your green record card (card
                               3) indicates that you have been allocated shares of common stock.
                               Essentially, the Plan of Merger provides that you are eligible to receive stock if you were the owner of an eligible policy on _________, 1996 (the
                               "approval date").

Notice, Cover Page,     2.     WHAT FORM WILL CONSIDERATION TAKE?
1, 15, 18-19
                               Response:  consideration will take the form of:
                               - shares of common stock in the new holding company, SCPIE Holdings Inc.;
                                 and
                               - cash in lieu of fractional shares.

Notice, Cover Page,     3.     WILL I HAVE A CHOICE IN THE FORM OF MY CONSIDERATION?
1, 15, 18-19
                               Response:  No.  All consideration will be paid in the form of shares of common stock in the new holding company, SCPIE Holdings Inc., and cash in lieu of fractional shares.
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20                      4.     WHEN WILL I GET MY CONSIDERATION?

                               *Response:  Eligible members will receive their consideration after the merger is completed.

                               **Response: The consideration will be distributed as soon as practicable after the merger becomes effective.  The Company expects that issuance of stock will be approximately one month to six weeks after the effective date.

Cover Page, 4, 19       5.     HOW MUCH CONSIDERATION AM I ENTITLED TO?

                               Response:  Information about the estimated amount of consideration to which you are entitled, if you are the owner of an eligible policy on the approval date, is shown on card No. 3, the green record card enclosed with the mailing package you received.

13, 23                  6.     HOW WILL THE PRICE OF THE STOCK AT THE INITIAL PUBLIC OFFERING AFFECT WHAT I
                               GET?

                               Response:  Your consideration will equal the number of shares allocated to you multiplied by the price per share at which the stock trades on the New
                               York Stock Exchange.  The price of the stock in the initial public offering will be price initially set for each share of stock, but the Company expects that there will be market fluctuations in the stock price once trading begins.

13, 23                  7.     WHAT DETERMINES THE STOCK PRICE AT THE INITIAL PUBLIC OFFERING?

                               Response:  The price of a share sold in the initial public offering is determined in consultation with representatives of the underwriters, who will take into account the number of shares offered and the value placed on the shares by the market.
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Notice, Cover Page,     8.     HOW DID YOU ARRIVE AT THE NUMBER OF SHARES INDICATED ON THE CARD?
1, 18-19
                               *Response:  The estimated number of shares is based on a formula which takes into account earned premiums and whether you were an eligible member of the company on March 21, 1996.  This formula is explained in the proxy statement in the section "The Merger - Consideration - Allocation of Shares."

                               **[If member is still not satisfied, make this a referral.] I'm sorry, we don't have that detailed information here in the Merger Information Center.
                               I will have to refer your question to my supervisor.  May I have (or verify)
                               your name, address and telephone number?  Someone will be in touch with you shortly. [Verify Member's name and address; advise him/her that the appropriate representative from SCPIE will be calling them shortly.  There should be no implied commitment that SCPIE will provide any more detail than is in the proxy statement]

Notice, Cover Page,     9.     I DON'T WANT STOCK; I WANT CASH.  WHAT DO I DO?

1, 13, 15, 18-19, 40           Response:  The consideration being distributed in the merger is stock of the holding company; SCPIE Holdings, Inc.  The stock will be listed on the New
                               York Stock Exchange and is freely tradeable.  Once your receive your stock certificates, you may sell your stock in the open market.

N/A                     10.    CAN I SELL MY STOCK?

                               Response:  Once the merger has become effective and eligible members have actually been issued their shares, you will be able to sell or buy SCPIE
                               Holdings Inc. stock.  At present, there is no market for SCPIE Holdings Inc.
                               stock since none has been issued.

N/A                     11.    HOW DO I SELL MY STOCK?

                               Response:  After eligible members have been issued their shares, you will be able to sell your stock of SCPIE Holding, Inc. like any other common stock, through any stock brokerage firm.

N/A                     12.    HOW SOON CAN I SELL MY STOCK?

                               Response:  You may sell your stock as soon as you receive the actual stock certificates.

N/A                     13.    HOW CAN I BUY MORE STOCK?

                               Response:  Beginning with the effective date of the merger, stock of SCPIE
                               Holding, Inc. can be bought through any stock brokerage firm.
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13, 19                  14.    HOW WILL FRACTIONAL SHARES BE HANDLED?

                               Response:  Once the merger is completed, any fractional shares will be cashed out and a check representing the interest along with Form 1099-B will be mailed.

N/A                     15.    HOW DO I CHANGE THE OWNERSHIP ON THE STOCK CERTIFICATE BUT NOT THE OWNERSHIP
                               OF MY INSURANCE POLICY?

                               Response:  As required by the Plan of Merger, SCPIE Holdings will issue the stock certificate in the name of the person who appears on SCPIE's records as the owner of the eligible policy.  However, once the certificate has been issued, you will be able to request that SCPIE's transfer agent, ChaseMellon
                               Shareholder Services, L.L.C., transfer the shares to another person.  When you receive your stock certificate you will also receive information from
                               ChaseMellon on how to contact the transfer agent.

N/A                     16.    I WANT TO HAVE THE STOCK SPLIT AND ISSUED TO SEVERAL PEOPLE.

                               Response:  You may do this once you have received the actual stock certificates.  As required by the Plan of Merger, SCPIE Holdings must issue the stock certificate in the name of the person who appears on SCPIE's records as the owner of the policy.  However, once the certificate has been issued, you will be able to request that SCPIE Holdings' transfer agent,
                               ChaseMellon Shareholder Services, transfer partial ownership of these shares to another person.  When you receive your stock certificates you will also receive information from ChaseMellon on how to contact the transfer agent.

N/A                     17.    MY POLICY IS CO-OWNED BY MY MEDICAL GROUP - WE'RE ALL INSUREDS.  WHO WILL
                               GET THE STOCK?

                               Response: As required by the Plan of Merger, SCPIE Holdings will issue the stock certificate in the name of the person who appears on SCPIE's records as the owner of the eligible policy.  After the Merger, the transfer agent will reissue separate individual stock certificates upon the written instructions of the record owner.
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Notice, Cover Page,     18.    WHAT IS THE FORMULA USED TO CALCULATE THE NUMBER OF SHARES I WILL RECEIVE?
1, 18-19
                               *Response:  Pages [18 and 19] of the proxy statement summarize the formula used to calculate the estimated number of shares allocable to each eligible member.

                               **Response: [if Member asks specific questions about the amount of earned premiums used to calculate his/her number of shares, or if Member asks whether he/she was an eligible member on March 21 and is therefore entitled to participate in the distribution of the 1,000,000 shares]:  take Members's name and have someone from the Company notify him/her with specifics.

N/A                     19.    SINCE YOU'VE INDICATED THE NUMBER OF SHARES I MAY RECEIVE, HOW MUCH MONEY AM
                               I GOING TO GET FOR THESE SHARES?

                               *Response:  The market value of your consideration cannot be determined until the merger takes place and the stock begins trading on the New York
                               Stock Exchange.  There can be no assurance as to the value of the shares you may receive.  In the "Capitalization" section of the Proxy Statement, there is as assumed price of $_____ per share.  But there is no assurance that the actual market price will not be lower or higher; the market value will fluctuate from time to time, as with any stock.

N/A                     20.    I READ IN ________________ THAT THE PRICE PER SHARE WILL BE $___.  IS THAT
                               CORRECT?

                               Response:  The company can make no comment on any outside communications or publications which may make reference to the merger or the initial public offering.

N/A                     21.    WILL THE EQUITY IN THE NEW COMPANY GROW?

                               Response:  No one can predict for certain what will happen.  The proxy statement which you received in the mailing package contains information about SCPIE and its business, including financial statements and certain considerations relevant to the ownership of SCPIE Holdings Inc. Common
                               Stock.  We urge you to read all of the material in your mailing package before voting.





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

S-4 Page Reference
- ------------------
SEC. IV.  INFORMATION ABOUT THE INITIAL PUBLIC OFFERING:

22                      1.     WHO ARE THE UNDERWRITERS BRINGING THE COMPANY PUBLIC?

                               Response:  The underwriters are expected to be Salomon Brothers, Inc. and a group of other underwriters it represents as managing underwriters.

24                      2.     WILL I BE SENT A "RED HERRING"?

                               Response:  The shares that policyholders will receive as consideration for the merger are not part of the initial public offering and therefore policyholders will not be receiving a "red herring."  However, the proxy statement which you received in the policyholder mailing package contains information about SCPIE and its business, including financial statements, certain considerations relevant to the ownership of SCPIE Holdings Inc.
                               common stock and additional information about SCPIE's plans to reorganize into a stock company.

N/A                     3.     WILL THERE BE A DIVIDEND REINVESTMENT PLAN (DRIP), IN WHICH SHAREHOLDERS CAN
                               MAKE SHARE PURCHASES WITHOUT COMMISSION?

                               Response:  At the closing of the merger and the initial public offering
                               SCPIE Holdings will not have a DRIP.  Company management is looking at this issue and will notify shareholders (once they exist) if the Company decides to implement a Dividend Reinvestment Plan.  [A Dividend Reinvestment Plan is
                               a program under which a person's shares are held in electronic form, and all paid dividends are automatically reinvested in new shares (or parts of shares) by the Company on a regular basis.]

N/A                     4.     WILL POLICYHOLDERS GET PREFERENTIAL TREATMENT IN "SUBSCRIBING" TO THE
                               INITIAL PUBLIC OFFERING?  (IN OTHER WORDS, CAN POLICYHOLDERS BE GUARANTEED
                               TO BE ABLE TO PURCHASE NEW SHARES IN THE OFFERING, OR WITHOUT COMMISSIONS,
                               ETC.?)

                               Response:  There will be no preferential treatment given to policyholders for the shares to be offered in the initial public offering.  However, any individual may contact a stockbroker to inquire about buying shares in the initial public offering, when it occurs.

SEC. V.  INFORMATION ABOUT THE TAXATION OF THE CONSIDERATION:

IMPORTANT: THE FOLLOWING PHRASES SHOULD PRECEDE ANY RESPONSE TO A QUESTION ABOUT TAXATION ISSUES: "WE (SCPIE) ARE NOT IN A POSITION TO GIVE INDIVIDUAL LEGAL OR TAX ADVICE. WE STRONGLY RECOMMEND THAT YOU CONTACT YOUR OWN TAX ADVISOR OR ATTORNEY WITH ANY SPECIFIC QUESTIONS. HOWEVER, FOR ADDITIONAL INFORMATION, YOU MAY WANT TO REFER TO THE PROXY STATEMENT, IN PARTICULAR THE SECTION TITLED `CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.'"





                                       14
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
S-4 Page Reference
- ------------------
6, 42-43                1.     WHAT ARE THE TAX CONSEQUENCES OF RECEIVING STOCK?

                               *Response: In general, if you receive stock in the merger, you will not be subject to Federal income tax on its receipt.  If you later sell or otherwise dispose of the stock, you will be subject to Federal income tax on the full amount of the proceeds of that sale.

43, 44                  2.     CLIENT ASKS: WHAT ARE THE TAX CONSEQUENCES OF RECEIVING CASH IN LIEU OF
                               FRACTIONAL SHARES?

                               *Response:  The cash in lieu of fractional shares that you receive as consideration in the merger generally will be taxable in full in the year in which you receive it. (Remind the policyholder that SCPIE will report the cash payment to the IRS on an information return as required by law, sending a copy of the information return to the policyholder.  SCPIE may be required to withhold for Federal income taxes from any cash payment to policyholders who do not complete and return the TIN certification card included in the merger policyholder mailing package).

                               **Response:  for individual owned policies, the TIN is the policyholder's social security number.  For policies owned by corporations or partnerships, estates, and trustees, the TIN is the employer identification number.

43                      3.     HOW IS THE HOLDING PERIOD DETERMINED?

                               *Response: Capital gain income resulting from the receipt of cash as consideration from the merger or of the proceeds from the sale or other disposition of stock received as consideration as long or short-term depends on when you obtained your policy.  The one-year long-term period starts with the date you became a SCPIE member.

SEC. VI.  IF POLICYHOLDER/CLIENT WANTS INFORMATION ABOUT VOTING:

Notice, Cover Page,     1.     WHO IS ELIGIBLE TO VOTE?
1, 3, 18
                               *Response:  Essentially, any SCPIE member who received a proxy is eligible to vote on the Merger.  You are eligible to vote on the Plan if:

                               You were the named insured on _______________, 1996 under an eligible policy issued by SCPIE.  This is the date that the California Commissioner of
                               Insurance approved the Plan for submission to be members of SCPIE for approval.





                                       15
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
S-4 Page Reference
         ---------
Cover Page, 3, 14,      2.     HOW DO I VOTE?
25
                               *Response:  All votes must be cast through the mail or in person.  A proxy and postage-paid return envelope are enclosed in your mailing package for your convenience.  Please mark your preference on your proxy and return it along with your "Taxpayer Identification" card in the envelope provided.

                               **Response:  Only valid proxies which are duly executed will be counted.  If the proxy is signed but not marked FOR or AGAINST, it will be voted FOR the
                               Plan.

                               ***Response:  You may attend the special meeting of members in person, which will be held at _______________________________, Los Angeles, California, at
                               _____ __.m., Pacific time, on ___________________, 1996.

4, Proxy Card           3.     WHEN IS THE DEADLINE FOR VOTING?

                               *Response:  In order to be counted, proxies must be received before _____
                               __.m., Pacific time, on ________________, 1996 (the time of the Special
                               Meeting).  You may also attend the Special Meeting and vote in person.

Front Page, 1, 5, 14    4.     HOW DOES THE COMPANY RECOMMEND ITS MEMBERS TO VOTE?

                               *Response:  SCPIE's Board of Governors has unanimously approved the plan.
                               The Board of Governors recommends that you vote "FOR" the Plan.

                               **Be prepared to recite for the eligible member the benefits of the merger for SCPIE and its eligible members. (See Sec. I, Ques. 3 & 8.)

Notice, Cover Page,     5.     HOW MANY PEOPLE HAVE TO VOTE FOR THE MERGER TO BE APPROVED?
4, 14
                               *Response:  Approval of the merger requires the affirmative vote of two-
                               thirds of all eligible members.

                               **Response:  The SCPIE Board of Governors has unanimously approved the Plan.
                               The Board of Governors recommends that you vote "FOR" the Plan.

14                      6.     CAN I CHANGE MY VOTE?

                               Response:  Yes.  We will be happy to send you a new package.  The most recent proxy cast is the proxy that will be considered valid.
                               Alternatively, you could attend the Special Meeting and cast your vote in person.





                                       16
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
S-4 Page Reference
- ------------------
Notice, Cover Page,     7.     WHAT HAPPENS IF I DON'T VOTE?
4, 14
                               Response:  Not voting is tantamount to voting against the Plan.  If the proposal to approve the Plan is not passed, the merger will not take place, no members of SCPIE will receive shares of Common Stock and no initial public offering will occur.





                                       17
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S-4 Page Reference
- ------------------
SEC. VII.  IF POLICYHOLDER/CLIENT HAS QUESTIONS ABOUT THE ITEMS IN THE PACKAGE:

Notice, Cover Page,     1.     WHY SHOULD I RESPOND TO THE PACKAGE?
1, 4-5, 14
                               *Response:  Your vote is important and you should return your proxy promptly.  SCPIE can complete the merger and the initial public offering only if two-thirds of the eligible members vote in favor of the Plan. The
                               SCPIE Board of Governors has unanimously approved the Plan.  The Board of
                               Governors recommends that you vote "FOR" the Plan.

                               **Response:  Please return your completed proxy, along with your "Taxpayer
                               Identification" card in the postage-paid envelope provided.  Failure to complete and return the "Taxpayer Identification" card contained in the package could subject you to withholding for Federal income tax purposes of
                               31 percent of any cash you receive as consideration if the merger is approved and you may be subject to a $50 penalty by the IRS.

4, 44, Annex V          2.     WHAT IS A TIN/ TAXPAYER IDENTIFICATION NUMBER?

                               *Response:  For individually owned policies or contracts, a Taxpayer
                               Identification Number, or TIN, is your Social Security Number. (For policies owned by corporations or partnerships, this number would be your Employer
                               Identification Number.)

                               We need this for tax reporting purposes.  If you do not return this card, we may have to withhold 31 percent from any cash you receive in the merger as backup withholding for Federal income taxes and you may be subject to a $50 penalty by the IRS.  Also, if you subsequently become entitled to a cash dividend on the stock you receive in the merger, the same withholding may apply unless we have received a certified taxpayer identification number card.

SEC. VIII.  IF MEMBER HAS QUESTIONS NOT PERTAINING TO THE REORGANIZATION:

N/A                     1.     IF MEMBER ASKS FOR SPECIFIC INFORMATION ABOUT THE STATUS OF POLICIES WITH
                               SCPIE.

                               *Response:  Refer the policyholder to the appropriate contact in the particular line of business.





                                       18
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
S-4 Page Reference
- ------------------
N/A                     2.     IF MEMBER ASKS FOR CLARIFICATION ABOUT SCPIE'S FINANCIAL STRENGTH, ABOUT
                               SPECIFIC INVESTMENTS OF THE COMPANY, RATINGS, ETC.

                               *Response:  Refer the member to the proxy statement.  If the member wants more information, use the established procedure and enter the member's name, address and telephone number.  Record the question with as much detail as possible.  Advise the member that we will forward the requested information.

N/A                     3.     IF MEMBER ASKS FOR GENERAL INFORMATION ABOUT SCPIE'S PRODUCTS.

                               *Response:  Use the fulfillment item list and check "Product Information
                               Request." Inform the member that a representative of SCPIE will contact the policyholder shortly and enter the member's name, address and telephone number.

N/A                     4.     IF MEMBER ASKS TO SPEAK WITH A SCPIE AGENT.

                               *Response:  Follow the procedure described in Question 3.

N/A                     5.     IF MEMBER ASKS FOR SOMEONE OTHER THAN THE CUSTOMER SERVICE REPRESENTATIVE
                               ANSWERING THE CALL TO WHOM TO EXPRESS CONCERNS.

                               *Response:  Try to probe further.  Explain to the member that you are not really sure what the question is.  Or try to get the member to be more specific about the area or topic on which more information is needed.  If the member becomes upset, offer to have him/her speak with the CSR's supervisor.

N/A                     6.     IF MEMBER ASKS FOR THE NAMES OF SCPIE'S SENIOR OFFICERS AND/OR THE COMPANY'S
                               DIRECTORS.

                               *Response:  Refer the member to the "Management" section of the proxy statement.


N/A                     7.     IF MEMBER IS ABRASIVE OR THREATENING:

                               *Response:  To the greatest extent possible, adopt and maintain a tone that is open and neutral in providing information.

                               **Other options include referring the call to a supervisor or taking down the member's name and telephone number and having someone else return the call.





                                       19
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                                 CLOSING FORMAT


May I help you with any other questions about SCPIE's reorganization?

Would you like to have a SCPIE representative contact you to discuss SCPIE's products and services?

If you have any more questions about our reorganization, please call again. Thank you for calling SCPIE's Merger Information Center.





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